CPI Aerostructures, Inc. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES RECEIVES NOTICE OF NON-COMPLIANCE FROM NYSE

Edgewood, N.Y., April 22, 2020 - CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) announced that on April 17, 2020, it received a notice from the New York Stock Exchange (“NYSE”) informing the Company that it is not in compliance with an NYSE standard for continued listing of its common stock on the exchange under the timely filing criteria included in Section 1007 of the NYSE American Company Guide. The non-compliance results from the Company’s failure to file restated financial statements within 60 days of its disclosure on February 14, 2020, of an error relating to the Company’s recognition of revenue under ASC Topic 606 that requires it to amend its annual report on Form 10-K for the year ended December 31, 2018, and its quarterly reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, September 30, 2018, March 31, 2019, June 30, 2019, and September 30, 2019 (the “non-reliance periods”). The notification from the NYSE has no immediate effect on the listing or trading of the Company’s common stock.

Under NYSE rules, the Company has six months from April 15, 2020, or on or about October 15, 2020, to file restated financial statements for the non-reliance periods and return to compliance with the NYSE’s continued listing requirements. If the Company fails to file its restated financial statements for the non-reliance periods within such six-month period, the NYSE may, in its sole discretion, allow the Company's common stock to trade for up to an additional six months.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties. Such forward-looking statements may relate to, among other things, the Company's continued efforts and ability to regain and maintain compliance with the NYSE American Company Guide and the timing of the Company’s restatement of its financial statements. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties. The Company does not undertake any obligation to update forward-looking statements as a result of new information, future events or developments or otherwise.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Investor Relations Contacts:

LHA Investor Relations

Sanjay M. Hurry/Jody Burfening

(212) 838-3777

cpiaero@lhai.com

www.lhai.com